Exhibit 99.2

TrueBlue, Inc.

2008 ASSUMPTIONS

(Unaudited)

2008
Estimate

Branches in operation on September 26, 2008	919
New branches left to open in 2008	0
Revenue growth from acquisitions	16%
Revenue loss from closed branches	-3.0%
Reduction in SG&A from branch closures	$13 M
Incremental SG&A from acquisitions	$21 M
Additional SG&A from incremental same branch revenue	10%
Gross Margin	29.7%
Depreciation & Amortization	$17 M
Capital Expenditures	$26 M
Income Tax Rate	34.5%
Weighted Average Diluted Share Count	43 M

TrueBlue, Inc.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2008	2007	2008	2007

Same branch	-14.7%	1.2%	-9.7%	-0.2%
New branches	0.6%	1.1%	0.9%	1.3%
Closed branches	-3.0%	-1.4%	-3.1%	-1.3%
Currency and other	-0.1%	0.5%	0.3%	0.4%
Total organic revenue growth / (decline)	-17.2%	1.4%	-11.6%	0.2%
Acquisitions within last 12 months	16.5%	3.0%	16.5%	1.9%
Total revenue growth / (decline)	-0.7%	4.4%	4.9%	2.1%

TrueBlue, Inc.

Analysis of Year-Over-Year Same Branch Revenue Growth / (Decline)

(Unaudited)

Same Branch
Growth / (Decline)
July 2008 same branch sales growth	-12.2%
August 2008 same branch sales growth	-14.7%
September 2008 same branch sales growth	-16.5%

TrueBlue, Inc.

Reconciliation of Net Income to EBITDA

In Thousands

(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2008	2007	2008	2007

Net Income	$16,335	$22,723	$41,864	$51,844
Income tax expense	9,678	12,806	21,639	29,545
Income before tax expense	26,013	35,529	63,503	81,389
Interest and other income, net	(1,049)	(2,504)	(4,569)	(8,223)
Income from operations	24,964	33,025	58,934	73,166
Acquisition-related intangibles amortization	1,870	880	5,101	2,078
Depreciation	2,118	2,522	6,762	6,583
EBITDA*	$28,952	$36,427	$70,797	$81,827

*EBITDA is a non-GAAP financial measure.  We believe EBITDA is a useful and relevant measure as it is commonly used by capital markets to value enterprises and assess financial operating results.  Interest, taxes, depreciation, and amortization can vary significantly between companies in part due to differences in accounting policies, acquisitions, tax strategies, levels of investable assets, levels of indebtedness, and interest rates.  Additionally, EBITDA is considered a reasonable approximation of cash flow and is one of the measures used for determining our debt compliance, rates and capacity.  Due to the reasons listed above, management believes EBITDA is useful information for investors.  However, EBITDA should not be used as a substitute for, and is not superior to, measures of financial performance prepared in accordance with GAAP.  Likewise, the use of EBITDA may not be comparable to similarly titled measures reported by other companies.